Filed Pursuant to Rule 424(b)(3)

Registration No. 333-110060

PROSPECTUS SUPPLEMENT

$350,000,000

INVITROGEN CORPORATION

2% Convertible Senior Notes due 2023

5,129,145 Shares of Common Stock Issuable on Conversion of the Notes

This prospectus supplement (“Prospectus Supplement”) supplements our prospectus dated November 19, 2003 contained in our registration statement on Form S-3 filed the same date, as amended by a prospectus supplement dated January 16, 2004 (collectively, the “Prospectus”), and relates to our 2% Convertible Senior Notes due 2023, which are held by certain security holders who may offer for sale the notes and shares of our common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Capitalized Terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 2, 2004.

Selling Security Holders

We issued, and the initial purchasers sold, the notes offered by this Prospectus Supplement in a transaction exempt from the registration requirements of the Securities Act to persons whom the initial purchasers reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). The selling security holders (including the initial purchasers’ transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to the Prospectus any or all of the notes and common stock issued upon conversion of the notes.

The Selling Security Holders table, as set forth in the Prospectus, is hereby amended (as amended, the “Amended Table”) by the addition or revisions set forth in the Amended Table below, including changes in the selling security holders and in the selling security holders’ principal amounts of notes. The Amended Table sets forth information, as of March 2, 2004, with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this Prospectus Supplement. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. We have included information in this Prospectus Supplement regarding the selling security holders based solely upon information that the selling security holders have provided to us in writing pursuant to a registration rights agreement dated August 1, 2003. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the convertible notes pursuant to the Prospectus, we cannot estimate the amount of the notes or the common stock issuable upon conversion of the notes that the selling security holders will hold upon termination of any such sales. The number of shares indicated to be owned after the offering is based on information provided to us by the selling security holder. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their notes.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Number of Shares of Common Stock
		Beneficially Owned(1)(2)	Offered Hereby(1)	Owned After the Offering
Advent Convertible Master (Cayman), L.P.	15,108,000	221,403	221,403	0
BNP Paribas Equity Strategies SNC	2,907,000	42,601	42,601	0
CIBC World Markets	3,265,000	47,847	47,847	0
CNH CA Master Account, L.P.	4,500,000	65,946	65,946	0
CNH CA Master Account, L.P.	3,000,000	43,964	43,964	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	2,871,000	42,073	42,073	0
Credit Suisse First Boston LLC	160,000	2,344	2,344	0
Deutsche Bank AG	5,000,000	73,273	73,273	0
DKR SandShore Strategic Holding Fund Ltd.	2,000,000	29,309	29,309	0
FrontPoint Convertible Arbitrage Fund, L.P.	3,500,000	51,291	51,291	0
General Motors Welfare Benefit Trust	1,000,000	14,654	14,654	0
GMAM Group Pension Trust	3,242,000	47,510	47,510	0
Guggenheim Portfolio Co. XV, LLC	375,000	5,495	5,495	0
HFR Arbitrage Fund	899,000	13,174	13,174	0
Highbridge International LLC	19,900,000	291,628	291,628	0
Independence Blue Cross	290,000	4,249	4,249	0
Jeffries & Co. Inc.	500,000	7,327	7,327	0
Lyxor/Convertible Arbitrage Fund, Limited	261,000	3,824	3,824	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	750,000	10,991	10,991	0
National Benefit Life Insurance Company	35,000	1,061	512	549
Primerica Life Insurance Company	341,000	10,045	4,997	5,048
Promutual	854,000	12,515	12,515	0

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Number of Shares of Common Stock
		Beneficially Owned(1)(2)	Offered Hereby(1)	Owned After the Offering
Ramius Master Fund, LTD	3,607,000	52,859	52,859	0
Ramius Partners II, LP	200,000	2,930	2,930	0
Ramius, LP	67,000	981	981	0
RCG Baldwin, LP	333,000	4,880	4,880	0
RCG Latitude Master Fund, LTD	3,377,000	49,488	49,488	0
RCG Multi Strategy Master Fund, LTD	1,333,000	19,534	19,534	0
Salomon Brothers Asset Management, Inc.	11,000,000	161,201	161,201	0
Singlehedge U.S. Convertible Arbitrage Fund	812,000	11,899	11,899	0
Sturgeon Limited	399,000	5,847	5,847	0
The Standard Fire Insurance Company	655,000	13,519	9,598	3,921
The Travelers Indemnity Company	655,000	13,519	9,598	3,921
The Travelers Insurance Company Life	2,403,000	47,976	35,215	12,761
The Travelers Insurance Company Separate Account TLAC	68,000	1,427	996	431
The Travelers Life and Annuity Company	176,000	3,324	2,579	745
Travelers Casualty Insurance Company of America	867,000	18,655	12,705	5,950
Travelers Series Trust Convertible Bond Portfolio	800,000	17,604	11,723	5,881
Tribeca Investments, LTD	3,000,000	43,964	43,964	0
Tykhe Fund Ltd.	1,000,000	14,654	14,654	0
UBS Securities LLC	8,967,000	131,408	131,408	0
Xavex Convertible Arbitrage 5 Fund	708,000	10,375	10,375	0

(1)	Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to the Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.
(2)	Assumes a conversion price of $68.2375 per share, and a cash payment in lieu of any fractional share interest.

Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required. The above table assumes that, unless the security holder has indicated otherwise, any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

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